UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2014

WMI Holdings Corp.

(Exact name of registrant as specified in its charter)

001-14667

(Commission

File Number)

Washington	91-1653725
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1201 Third Avenue, Suite 3000 Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

(206) 295-8887

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Purchase Agreement

On December 19, 2014, WMI Holdings Corp. (the “Company” or “WMIHC”) entered into a Purchase Agreement (the “Purchase Agreement”) with Citigroup Global Markets Inc. (“Citi”) and KKR Capital Markets LLC (“KCM” and, together with Citi, the “Initial Purchasers”), an affiliate of KKR Fund Holdings L.P. (“KKR Fund”) and KKR Management Holdings L.P. (“KKR Management”), which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. Pursuant to the Purchase Agreement, the Company has agreed to issue and sell to the Initial Purchasers 600,000 shares of the Company’s 3.00% Series B Convertible Preferred Stock (the “Series B Preferred Stock”), which number of shares may be reduced prior to closing in compliance with the Company’s articles of incorporation, at a price of $1,000 per share, or aggregate gross proceeds of $600 million (the “Offering”).

The closing of the Offering is expected to occur on or about January 5, 2015 (the “Issue Date”), subject to the satisfaction of customary closing conditions set forth in the Purchase Agreement. The Purchase Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature.

The foregoing description of the Purchase Agreement is qualified in its entirety by the provisions of the Purchase Agreement, filed hereto as Exhibit 10.1 and incorporated by reference herein.

Amendment to Note Purchase Agreement

On January 30, 2014, the Company entered into a $150 million Note Purchase Agreement (the “Note Purchase Agreement”), with the guarantors party thereto and KKR Management. On December 19, 2014, the parties to the Note Purchase Agreement entered into an amendment and waiver to the Note Purchase Agreement (the “NPA Amendment”), which is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The NPA Amendment has the effect of terminating the Note Purchase Agreement immediately following the consummation of the Reincorporation (as defined below). The NPA Amendment also waives any and all defaults, events of default and rights to terminate the Note Purchase Agreement arising as a result of the Offering and permits the performance of, and compliance with, all of the terms of the Series B Preferred Stock. Unless and until the Reincorporation is consummated, the Note Purchase Agreement will remain in effect, subject to its terms as amended by the NPA Amendment.

The foregoing description of the NPA Amendment is qualified in its entirety by the provisions of the NPA Amendment, filed hereto as Exhibit 10.2 and incorporated by reference herein.

Voting Agreement

On December 19, 2014, the Company entered into a Voting Agreement and Proxy (the “Voting Agreement”) with KKR Fund, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference. Pursuant to the Voting Agreement, KKR Fund has agreed to vote and has provided a proxy to vote all shares of its Series A Convertible Preferred Stock of the Company (the “Series A Preferred Stock”), Series B Preferred Stock and Common Stock (as defined below) that it holds on the record date for such vote in favor of the Reincorporation. KKR Fund is expected to acquire 200,000 shares of the Series B Preferred Stock in the Offering. Upon the closing of the Offering, (i) assuming the non-exercise of the Warrants (as defined below) by KKR Management, KKR Fund is expected to have 98,954,517 votes on a fully converted basis, or approximately 20.7% of the outstanding voting power of the Company, and (ii) assuming the exercise of the Warrants by KKR Management, KKR Fund and KKR Management are expected to have, in the aggregate, 160,354,517 votes on a fully converted and fully exercised basis, or approximately 29.7% of the outstanding voting power of the Company. Pursuant to the Side Letter (as defined below), KKR Management has agreed not to exercise its Warrants until on or after March 20, 2015.

The foregoing description of the Voting Agreement is qualified in its entirety by the provisions of the Voting Agreement, filed hereto as Exhibit 10.3 and incorporated by reference herein.

KKR Side Letter

On December 19, 2014, the Company entered into a Letter Agreement (the “Side Letter”) with KKR Fund and KKR Management, dated December 19, 2014, which is attached hereto as Exhibit 10.4 and is incorporated herein by reference. Pursuant to the Side Letter, KKR Fund and KKR Management have agreed, as applicable, not to (i) convert any or all of the Series A Preferred Stock, (ii) exercise the right to acquire Common Stock of the Company, in whole or in part, under any of its warrants to purchase up to 61,400,000 shares of the Company’s Common Stock (the “Warrants”), or (iii) offer, sell, assign, transfer, or otherwise dispose of any of the Series A Preferred Stock or Warrants, in either case until on or after March 20, 2015.

The foregoing description of the Side Letter is qualified in its entirety by the provisions of the Side Letter, filed hereto as Exhibit 10.4 and incorporated by reference herein.

Item 7.01	Regulation FD Disclosure

The following information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act except as expressly set forth by specific reference in such a filing. As used in this Item 7.01, the terms “we,” “us,” or “our” refer collectively to WMI Holdings Corp. and its consolidated subsidiaries.

The Company is providing the following information to certain qualified institutional buyers in connection with the Offering.

Dividends

Holders of shares of the Series B Preferred Stock will be entitled to receive, when, as and if declared by the board of directors of the Company (the “Board”), or an authorized committee of the Board, out of funds lawfully available for payment, cumulative regular dividends at an annual rate of 3.00% per share of the liquidation preference of $1,000 per share of Series B Preferred Stock, payable in cash. Dividends on the Series B Preferred Stock will be payable quarterly on March 15, June 15, September 15, and December 15 of each year, commencing on March 15, 2015 (each, a “regular dividend payment date”), at such annual rate, and shall accumulate from the most recent date as to which regular dividends shall have been paid or, if no regular dividends have been paid, from the date of issuance of the Series B Preferred Stock, whether or not in any regular dividend period or periods there have been funds lawfully available for the payment of such regular dividends. A “regular dividend period” shall refer to a period commencing on, and including, a regular dividend payment date (or if no regular dividend payment date has occurred, commencing on, and including, the Issue Date), and ending on, and including, the day immediately preceding the next succeeding regular dividend payment date. Without the written consent of holders of a majority in aggregate liquidation preference of the Series B Preferred Stock, the Company shall not declare or pay any dividends on the Common Stock of the Company (the “Common Stock”) (whether payable in cash, securities or other property or assets), unless the holders of the shares of Series B Preferred Stock then outstanding shall simultaneously receive participating dividends as if the shares of Series B Preferred Stock had been converted into shares of the Common Stock using the then applicable initial conversion price of $2.25 per share (the “Initial Conversion Price”) immediately preceding the record date for determining the shareholders eligible to receive such Common Stock dividends. We do not anticipate paying any cash dividends on our Common Stock at this time or for the foreseeable future.

Mandatory Conversion

On each date that the Company closes any Acquisition (as defined below), the number of outstanding shares of Series B Preferred Stock having an aggregate liquidation preference equal to the net proceeds of the Offering utilized in such Acquisition, on a pro rata basis, will automatically convert into a number of shares of the Common Stock equal to the $1,000 liquidation preference amount divided by a conversion price equal to the lesser of:

•	the Initial Conversion Price; and

•	the arithmetic average of daily volume weighted average prices of the Common Stock during the 20 trading day period ending on the trading day immediately preceding the public announcement by the Company that it has entered into a definitive agreement for such Acquisition, subject to a floor of $1.75 per share of the Common Stock (the “Floor Price”).

In addition, on the date the Company closes a Qualified Acquisition (as defined below), each outstanding share of Series B Preferred Stock will automatically convert into a number of shares of Common Stock equal to the $1,000 liquidation preference amount divided by the applicable conversion price described above. Each date that the Company closes an Acquisition (including a Qualified Acquisition) will be a “Mandatory Conversion Date.”

The Initial Conversion Price and the Floor Price will be subject to customary anti-dilution adjustments for stock splits, stock recombination, or tender or exchange offers for the Common Stock by the Company or its subsidiaries. In addition to the shares of the Common Stock issuable upon mandatory conversion, holders of the Series B Preferred Stock will have the right to receive on each Mandatory Conversion Date in cash any accrued and unpaid dividends on the shares of the Series B Preferred Stock to be converted on such Mandatory Conversion Date as of such Mandatory Conversion Date, whether or not declared (other than previously declared dividends payable to holders of record as of a prior date), to the extent the Company is legally permitted to pay such dividends at such time. To the extent that such dividends cannot be legally paid at such time, the amount of such dividends that cannot be so paid shall be added to the $1,000 per share liquidation preference of the Series B Preferred Stock in the calculation of the number of the shares of Common Stock to be received in each mandatory conversion (it being understood that no fractional shares of Common Stock shall be issued and there shall be no payment with regard to fractional shares); provided, however, that in the event the receipt of additional shares of Common Stock in lieu of such dividends would cause such holder to become a Substantial Holder, then pursuant to Article VI of the Articles the number of additional shares of Common Stock received in lieu of such dividends shall be reduced to the extent necessary such that upon receipt of such shares such holder would not become a Substantial Holder (resulting in such holder receiving less than the full value of the dividends it was otherwise entitled to receive). In connection with the foregoing proviso, purchasers of the Series B Preferred Stock that engage in activities related to the Company’s stock, such as acquiring additional shares of the Company’s Common Stock in the public market, may adversely affect their ability to receive additional shares of the Company’s Common Stock in lieu of cash dividends upon a mandatory conversion.

“Acquisition” means any acquisition by the Company or any of its direct or indirect wholly-owned subsidiaries, in a single transaction or a series of transactions, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all the equity interests in, or a business line, unit or division of, any person. “Qualified Acquisition” means an Acquisition that, taken together with prior Acquisitions (if any), collectively utilizes aggregate net proceeds of the Offering of $450 million. This mandatory conversion right is the only conversion right of holders of the Series B Preferred Stock. In the event the Company does not consummate an Acquisition prior to the Mandatory Redemption Date (as defined below), there will be no conversion of the Series B Preferred Stock into the Common Stock. Holders will not have an optional right to convert their shares of Series B Preferred Stock into the Common Stock.

Mandatory Redemption

Unless the Series B Preferred Stock has been previously repurchased at the option of the holder upon a Put Event (as defined below) or mandatorily converted, the Company will redeem all outstanding shares of Series B Preferred Stock, if any, on the third anniversary of the Issue Date (the “Mandatory Redemption Date”), out of funds lawfully available for payment, at a price equal to $1,000 per share of Series B Preferred Stock, plus accrued and unpaid dividends, if any, whether or not declared (the “Mandatory Redemption Price”). If, prior to the Mandatory Redemption Date, the Company has publicly announced that it has entered into a definitive agreement for an Acquisition, the Mandatory Redemption Date shall be extended to the earlier to occur of:

•	the date that is six months following the third anniversary of the Issue Date; and

•	the day immediately following (x) the date such definitive agreement is terminated or (y) the date such Acquisition is closed.

Repurchase at the Option of Holders

If any of the following events (each, a “Put Event”) occurs at any time when shares of Series B Preferred Stock are outstanding, each holder of Series B Preferred Stock shall have the right, at such holder’s option, to require us to repurchase for cash, out of funds lawfully available for payment, all, or fewer than all, of such holder’s Series B Preferred Stock:

•	if, prior to the consummation of a Qualified Acquisition, any “person” or “group” of related persons (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the total voting power of all classes of the Company’s capital stock then outstanding and normally entitled to vote in the election of directors (such an event, a “Change of Control”);

•	if, prior to the consummation of a Qualified Acquisition, the Post Closing Covenants below have not been satisfied on or prior to the date that is 180 days following the Issue Date (the “Post-Closing Covenant Default”).

In the case of a Put Event that is:

•	a Change of Control, the Put Event repurchase price shall equal $1,750 per share of Series B Preferred Stock, plus accrued and unpaid dividends, if any, whether or not declared; and

•	a Post-Closing Covenant Default, the Put Event repurchase price shall equal $1,000 per share of Series B Preferred Stock, plus accrued and unpaid dividends, if any, whether or not declared.

Reincorporation

The Company has covenanted that within 180 days of the Issue Date, it shall reincorporate from Washington to Delaware, which would result in the increase of the size of its Board from 7 to up to 11 members and the authorization of a number of shares of its Common Stock sufficient to permit the conversion of all shares of Series B Preferred Stock (collectively, the “Reincorporation”). Upon the Reincorporation, the new certificate of incorporation of the Company will provide that the Company renounces its interest or expectancy in any corporate opportunity in which KKR (as defined below) or its anticipated director appointees seek to participate unless such opportunity (i) was first presented to such anticipated director appointees solely in their capacity as directors of the Company, or (ii) is identified by KKR or its anticipated director appointees solely through the disclosure of information by or on behalf of the Company.

If the Company does not consummate the Reincorporation, it will remain a Washington corporation, the Note Purchase Agreement (as defined below) will not terminate, and the size of the Board will remain at seven.

Management

Following the Reincorporation, it is expected that the Board will consist of 9 directors and be reconfigured such that Tagar Olson and Paul Raether (each a designee of KKR & Co. L.P., together with its affiliates (collectively, “KKR”)) and William C. Gallagher and Thomas L. Fairfield will join the Board. Messrs. Gallagher and Fairfield have been hired as consultants who are primarily responsible for deal sourcing and analysis, and are anticipated to also be appointed to serve as executive officers of the Company. The additions to both the Board and management team will provide the Company with additional experience to facilitate an acquisition.

Anticipated Appointment of Tagar C. Olson to the Board

Tagar C. Olson is anticipated to become a director of the Company upon consummation of the Reincorporation, and has served as an observer to the Board since March 13, 2014. Mr. Olson is a member of KKR. He joined KKR in 2002, and he currently serves as head of KKR’s financial services industry team within its private equity platform. Mr. Olson has played a significant role in the investments in Sedgwick Claims Management Services, Alliant Insurance Services, Santander Consumer USA, First Data Corporation, KKR Debt Investors, Legg Mason, Visant Corporation, Capmark, KSL Holdings, KSL Recreation, Masonite, and Yellow Pages Group. Prior to joining KKR, Mr. Olson was with Evercore Partners Inc. since 1999, where he was involved in a number of private equity transactions and mergers and acquisitions. Mr. Olson is also a director of Alliant Insurance Services, First Data Corporation, Santander Consumer USA, Sedgwick Claims Management Services, Inc. and Visant Corporation. Mr. Olson holds a B.S. and B.A.S., summa cum laude, from the University of Pennsylvania.

Anticipated Appointment of Paul E. Raether to the Board

Paul E. Raether is anticipated to become a director of the Company upon consummation of the Reincorporation. Mr. Raether is a member of KKR. He joined KKR in 1980 and oversees KKR’s three regional Portfolio Management Committees. Mr. Raether also serves as a member of the Private Markets Valuation and Firm Management Committees. He has played a significant role in numerous portfolio companies including Beatrice Companies, Cole National Corporation, Duracell, Fleet/Bank of New England, IDEX Corporation, KSL Recreation, Masonite International, PT Components, Randall’s Food Markets, RJR Nabisco, Seaman Furniture, Shoppers Drug Mart, Stop & Shop Companies, Storer Communications, Inc., Walter Industries and Wometco Enterprises. Prior to joining KKR, Mr. Raether served as an officer in the United States Navy and started his professional career in the Corporate Finance Department of Reynolds Securities. Previously, he was a Vice President in the Corporate Finance Department of Blyth Eastman Dillon & Company. He obtained a B.A. from Trinity College and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College. Mr. Raether serves as a director or trustee for several educational and non-profit institutions. He recently retired from the Board of Trinity College in Hartford, CT, after 25 years of service including the last 12 years as Chairman. He also serves as a Trustee of the Board of Overseers of the Tuck School of Business at Dartmouth College and the U.S. Ski and Snowboard Foundation. Mr. Raether is the President of the Institute for Sports Medicine Research in New York.

Anticipated Appointment of William C. Gallagher to the Board

William C. Gallagher is anticipated to become a director upon consummation of the Reincorporation, and has served as a consultant of the Company since November 21, 2014. It is also anticipated that Mr. Gallagher will be appointed to serve as an executive officer of the Company. Mr. Gallagher is currently an Executive Vice President and member of the Board of Directors at Capmark Financial Group Inc. (“Capmark”). Mr. Gallagher served as President and CEO of Capmark from February 2011 to November 2014. He was Executive Vice President and Chief Risk Officer of Capmark from March 2009 to February 2011. Prior to joining Capmark, Mr. Gallagher was the Chief Credit Officer of RBS Greenwich Capital from September 1989 to February 2009.

Anticipated Appointment of Thomas L. Fairfield to the Board

Thomas L. Fairfield is anticipated to become a director upon consummation of the Reincorporation, and has served as a consultant of the Company since November 21, 2014. It is also anticipated that Mr. Fairfield will be appointed to serve as an executive officer of the Company. Mr. Fairfield is currently an Executive Vice President and member of the Board of Directors at Capmark. Mr. Fairfield was Chief Operating Officer of Capmark from February 2011 to November 2014. From March 2005 to February 2011, Mr. Fairfield served as Executive Vice President, Secretary and General Counsel of Capmark. Prior to joining Capmark, Mr. Fairfield was a partner at the law firm of Reed Smith LLP from September 2005 to March 2006 and prior to that at Paul, Hastings, Janofsky & Walker LLP from February 2000 to August 2005 and LeBoeuf, Lamb, Greene & MacRae, LLP, from January 1991 to February 2000, where his practice focused primarily on general corporate and securities law, mergers and acquisitions, corporate finance and financial services.

Ranking

The Series B Preferred Stock, with respect to dividend rights and rights upon the Company’s liquidation, dissolution or winding-up, ranks:

•	senior to the Common Stock, and, if issued, the junior participating preferred stock and to each other class of capital stock or series of preferred stock established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Series B Preferred Stock as to dividend rights and rights upon the Company’s liquidation, dissolution or winding up;

•	equally with any class of capital stock or series of preferred stock now existing (including the Series A Preferred Stock) or established after the Issue Date, the terms of which expressly provide that such class or series will rank equally with the Series B Preferred Stock as to dividend rights and rights upon the Company’s liquidation, dissolution or winding up, in each case without regard to whether dividends accrue cumulatively or non-cumulatively; and

•	junior to (x) each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend rights and rights upon the Company’s liquidation, dissolution or winding up, and (y) our existing and future indebtedness (including trade payables).

Voting

The holders of the Series B Preferred Stock will vote on an as-converted basis, such basis being determined assuming the then applicable Initial Conversion Price, with the Common Stock and the Series A Preferred Stock (on an as converted basis).

In addition, the affirmative consent of holders of at least a majority in voting power of the outstanding shares of the Series B Preferred Stock, voting as a separate class, will be required for:

•	the amendment or alteration of the provisions in “Section VI. Restrictions on Transfer of Securities” in the Charter;

•	the amendment or alteration of the certificate of designation of the Series B Preferred Stock;

•	the amendment or alteration of the Charter to authorize or create or increase the authorized amount of, or issue, any class or series of stock ranking senior to the Series B Preferred Stock with respect to either or both the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding-up; and

•	the amendment, alteration or repeal of any provision of the Charter that adversely affects the rights, preference, privileges or voting power of the Series B Preferred Stock.

Restrictions on Acquisitions of the Company’s Stock

In order to preserve the tax treatment of the Company’s net operating loss carryforwards under the Internal Revenue Code, the Company’s articles of incorporation (the “Charter”) restricts the amount of its stock (including any other instrument treated as stock for purposes of Section 382) that a person may acquire.

The Charter provides that, without the approval of the Board:

•	no person (or group of persons treated as a single entity under Treasury Regulation Section 1.382-3) will be permitted to acquire, whether directly or indirectly, and whether in one transaction or a series of related transactions, any of the Company’s stock or any other instrument treated as stock for purposes of Section 382, to the extent that after giving effect to such purported acquisition (a) the purported acquirer or any other person by reason of the purported acquirer’s acquisition would become a Substantial Holder (as defined below), or (b) the percentage stock ownership of a person that, prior to giving effect to the purported acquisition, is already a Substantial Holder would be increased; and

•	no Substantial Holder may dispose, directly or indirectly, of any class of the Company’s stock or any other instrument treated as stock for purposes of Section 382. A “Substantial Holder” is a person that owns (as determined for purposes of Section 382) at least 4.75 percent of the total value of the Company’s stock, including any instrument treated as stock for purposes of Section 382.

If the Board (or any committee thereof) in its absolute and unfettered discretion, on behalf of the Company, determines that ownership of Series B Preferred Stock by any prospective holder (1) would violate the ownership limitations contained in the Amended and Restated Articles of Incorporation of the Company (the “Articles”) or (2) would result in an increased risk of adverse tax or legal consequences to the Company, any of its subsidiaries or any of its shareholders, then the Company (directly or indirectly through the Initial Purchasers) will have the option to unilaterally determine to decrease this size of the Offering or the allocation of shares of Series B Preferred Stock allocated to any such prospective holder to the extent the Board determines it is necessary to avoid or cure such adverse consequences. Each prospective holder of Series B Preferred Stock shall be bound by any such the determination by the Company in connection with the Offering.

Each prospective purchaser in the Offering will be required to represent and warrant to the Company that as of the date hereof and as of the Issue Date (as defined below): (i) it is not part of a group of persons who have a formal or informal understanding among themselves to make a coordinated acquisition or disposition of the Series B Preferred Stock or any other stock of the Company (including any other instruments treated as stock for purposes of Section 382) if such group will be treated as owning in the aggregate 4.75% or more of the total value of the Company’s stock (including any other instrument treated as stock for purposes of Section 382); and (ii) it is not treated under Treasury Regulation Section 1.382-2T(g), (h) (without regard to the rule that treats stock of an entity as to which the constructive ownership rules apply as no longer owned by that entity), (j) and (k), and Treasury Regulation Section 1.382-4 as the indirect or constructive owner of any other stock (including any other instrument treated as stock for purposes of Section 382) of the Company if such indirect or constructive ownership would cause such holder to be treated as owning 4.75% or more of the total value of the Company’s stock (including any other instrument treated as stock for purposes of Section 382).

In connection with the Investor Rights Agreement (as defined below) and Investment Agreement (as defined below), affiliates of KKR have received approval from the Board to become a Substantial Holder and, once a Substantial Holder, further increase their percentage stock ownership in the Company. As a result, such affiliates of KKR are not subject to the ownership restrictions under Article VI of the Articles with respect to the shares of Series B Preferred Stock acquired pursuant to the Offering or with respect to their other security ownership interests under the Offering or acquired in the future pursuant to the Investor Rights Agreement.

Right to Elect Preferred Directors on Failure to Pay

Upon a failure to (i) pay 6 consecutive regular or participating dividends, (ii) pay the mandatory redemption price in full on the Mandatory Redemption Date or (iii) repurchase shares of Series B Preferred Stock tendered for repurchase upon a Put Event, the holders of the Series B Preferred Stock may elect, voting as a separate class, 2 additional directors to the Board (which directors shall increase the size of the Board to 11 directors) until all dividends which are due and payable have been paid in full, all of the shares of Series B Preferred Stock are redeemed in full or the shares of Series B Preferred Stock tendered for repurchase upon a Put Event have been repurchased at the Put Event repurchase price, as applicable, at which time the 2 additional directors will cease to be qualified as directors and the term of office of such directors will terminate immediately.

Use of Proceeds

The net proceeds from the Offering are expected to be deposited into an escrow account and initially invested in United States “government securities” with the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 180 days or less, in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act or cash items. These net proceeds will be released from escrow to the Company in amounts to finance its efforts to explore and fund, in whole or in part, acquisitions whether completed or not, including reasonable attorney fees and expenses, accounting expenses, due diligence and financial advisor fees and expenses. Net proceeds are currently estimated to be $568.7 million after deducting the initial purchasers’ fees and estimated offering expenses. This amount reflects the full amount of the initial purchasers’ fees; however, a significant portion of the initial purchasers’ fees are conditional and payable after the Issue Date.

Listing Obligation

The Common Stock of the Company is currently listed on OTC Markets OTCQB electronic quotation system (“OTCQB”) under the symbol “WMIH”. The Company has agreed to use its reasonable efforts to list its Common Stock on a national securities exchange after becoming eligible to do so and upon approval of the Board, but there can be no assurance of whether or at what time such listing will occur. The Company does not intend to list the Series B Preferred Stock on any securities exchange.

Risk Factors

Risks Related to Our Series B Preferred Stock

The Series B Preferred Stock ranks junior to all of our indebtedness and other liabilities.

In the event of our bankruptcy, liquidation, reorganization or other winding-up, our assets will be available to pay obligations on the Series B Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series B Preferred Stock to participate in the distribution of our assets will rank pari passu with our Series A Preferred Stock and any parity stock we issue in the future. In addition, we are a holding company and the Series B Preferred Stock will effectively rank junior to all existing and future indebtedness and other liabilities of our subsidiaries and any capital stock of our subsidiaries not held by us. The rights of holders of the Series B Preferred Stock to participate in the distribution of assets of our subsidiaries will rank junior to the prior claims of that subsidiary’s creditors and any other equity holders. Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on any or all of the Series B Preferred Stock then outstanding. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series B Preferred Stock.

We are not obligated to pay dividends on the Series B Preferred Stock and we are subject to restrictions on payment of dividends on shares of our capital stock.

Dividends on the Series B Preferred Stock are payable only when, as and if declared by our Board or an authorized committee thereof, out of funds legally available therefor. Our Board is not legally obligated to declare dividends.

Washington law provides that we may pay dividends on the Series B Preferred Stock only if after payment of such dividends we would be able to pay our liabilities as they become due in the usual course of business and only to the extent by which our total assets after payment of such dividends exceed the sum of our total liabilities plus the amount that, if we were to be dissolved at the time of the distribution, would be needed to satisfy preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distributions.

Upon consummation of the Reincorporation, Delaware law would provide that dividends on the Series B Preferred Stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay dividends on the Series B Preferred Stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Since March 19, 2012 (the “Effective Date”), we have often not achieved profitability, and when profitable, did not achieve significant profitability. We do not expect to achieve significant profits in the future unless we consummate an acquisition.

We may also enter into debt or other agreements in the future that may restrict us from paying dividends on the Series B Preferred Stock.

Further, even if we are permitted under our contractual obligations and Washington or Delaware law, as applicable, to pay dividends on the shares of Series B Preferred stock, we may not have sufficient cash to do so. See “—We may not have sufficient funds to redeem or repurchase the Series B Preferred Stock or pay dividends.”

We are subject to restrictions on the redemption or repurchase of the Series B Preferred Stock.

Under the certificate of designation of the Series B Preferred Stock, we will be obligated to redeem the Series B Preferred Stock on the Mandatory Redemption Date and to repurchase the Series B Preferred Stock tendered for repurchase upon a Put Event. However, we may be unable to redeem or repurchase the Series B Preferred Stock under applicable law or due to contractual restrictions.

Washington law provides that we may redeem or repurchase shares of our Series B Preferred Stock only if, after paying the redemption or repurchase price, we would be able to pay our liabilities as they become due in the usual course of business and only to the extent by which our total assets after payment of such redemption or repurchase price exceed the sum of our total liabilities plus the amount that, if we were to be dissolved at the time of the redemption, would be needed to satisfy preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the redemption or repurchase.

Upon consummation of the Reincorporation, Delaware law would provide that a redemption or repurchase payment on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to redeem the Series B Preferred Stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Since the Effective Date, we have often not achieved profitability, and when profitable, did not achieve significant profitability. We do not expect to achieve significant profits in the future unless we consummate an acquisition.

We may also enter into debt or other agreements in the future that may restrict us from redeeming or repurchasing the Series B Preferred Stock.

Further, even if we are permitted under our contractual obligations and Washington or Delaware law, as applicable, to redeem or repurchase the shares of Series B Preferred stock, we may not have sufficient cash to do so. See “—We may not have sufficient funds to redeem or repurchase the Series B Preferred Stock or pay dividends.”

We may not consummate a Qualified Acquisition.

We may not consummate a Qualified Acquisition due to inability to find an appropriate target company or companies, an inability to obtain appropriate financing, an inability to agree to the terms of an acquisition(s) or for any other reason. We may also consummate an acquisition or acquisitions that do not constitute a Qualified Acquisition. We may not have sufficient funds to pay the Mandatory Redemption Price in the event we use some of the proceeds from the Offering to consummate one or more acquisitions that do not constitute a Qualified Acquisition and we may be unable to obtain additional financing to fund such Mandatory Redemption Price. See “—We may not have sufficient funds to redeem or repurchase the Series B Preferred Stock or pay dividends.”

We may not have sufficient funds to redeem or repurchase the Series B Preferred Stock or pay dividends.

We are required to redeem the Series B Preferred Stock (if not previously converted) on the third anniversary of the Issue Date. In addition, we are required to offer to repurchase (if not previously converted) the Series B Preferred Stock upon a Change of Control or Post-Closing Covenant Default. However, we may not have sufficient funds to make such a redemption or repurchase as required. This risk is increased by the fact that we (i) have very limited operations, (ii) in the past have not generated significant cash flows, (iii) may use net proceeds that have been deposited into the escrow account to explore and fund, in whole or in part, acquisitions whether completed or not, including reasonable attorney fees and expenses, accounting expenses, due diligence and financial advisor fees and expenses, and (iv) may consummate an acquisition or acquisitions that do not constitute a Qualified Acquisition (and accordingly may use net proceeds that have been deposited into the escrow account), which may make it difficult for us to redeem or repurchase the Series B Preferred Stock as required or pay dividends. See “—Risks Related to WMIHC’s Business—We and our subsidiaries have limited operations; WMIHC is a holding company and its only material assets are its equity interests in its operating subsidiary and its other investments, and WMIHC’s principal source of revenue and cash flow will be distributions and certain payments from our wholly-owned subsidiary, WM Mortgage Reinsurance Company, Inc. (“WMMRC”), which is operating in runoff mode and may be restricted from paying us dividends.”

The Series B Preferred Stock is not convertible at the option of holders.

All or a portion of the Series B Preferred Stock automatically converts into our Common Stock upon an Acquisition or a Qualified Acquisition, as the case may be. If an Acquisition does not occur, none of the Series B Preferred Stock will convert into our Common Stock. If an Acquisition occurs but a Qualified Acquisition does not occur, a portion of the Series B Preferred Stock will not convert into our Common Stock. Holders of the Series B Preferred Stock will have no right to convert their shares of Series B Preferred Stock at their option into Common Stock. Furthermore, if an Acquisition or a Qualified Acquisition does occur, the Series B Preferred Stock will automatically convert into Common Stock at a conversion price no less than the Floor Price even if such conversion is unfavorable because our Common Stock is trading below the Floor Price.

We may not consummate the Reincorporation.

We are required to reincorporate as a Delaware corporation within 180 days after the Issue Date. We may not be able to consummate the Reincorporation for any reason, including because we do not obtain the requisite shareholder approval. If we are not able to consummate the Reincorporation, we will remain a Washington corporation and you will not receive many of the anticipated benefits associated with our being a Delaware corporation, including greater efficiency, predictability and flexibility with respect to our legal affairs; access to Delaware’s specialized courts for corporate law; an increase to our competitiveness in attracting talented and experienced directors and officers; an increase to our ability to raise capital; and the opportunity to reduce legal fees and administrative burdens. In addition, if we do not consummate the Reincorporation, the Note Purchase Agreement related to the Company’s subordinated 7.50% PIK notes (the “Subordinated Notes”) will not terminate and the Subordinated Notes, if issued, will rank senior to the Series B Preferred Stock in terms of interest payments and upon a dissolution. In addition, if we do not achieve the Reincorporation, the size of our Board will remain at seven and the new KKR designees will not join our Board and the holders of the Series B Preferred Stock will not be able to elect two additional directors upon certain payment failures by us.

Additionally, prior to consummating the Reincorporation, we will not have a number of authorized shares of our Common Stock sufficient to effect a mandatory conversion upon the occurrence of a Qualified Acquisition and may not have a number of authorized shares of our Common Stock sufficient to effect a mandatory conversion upon the occurrence of any Acquisition. Therefore, if a Qualified Acquisition is consummated prior to the Reincorporation, we will be able to convert only a portion of the outstanding shares of the Series B Preferred Stock into Common Stock on the applicable Mandatory Conversion Date, leaving the remaining portion of Series B Preferred Stock unconverted and outstanding. Similarly, if an Acquisition is consummated prior to the Reincorporation, we may be able to convert only a portion of the outstanding shares of the Series B Preferred Stock into Common Stock on the applicable Mandatory Conversion Date; in such event, the remaining portion of Series B Preferred Stock would be left unconverted and outstanding. In each case, those remaining unconverted shares of Series B Preferred Stock would retain the rights of the Series B Preferred Stock, including with respect to dividends, redemption, option to repurchase upon a Put Event ad liquidation, and would be converted into shares of Common Stock upon the Reincorporation or on such earlier date that we have a sufficient number of authorized shares of our Common Stock to effect such conversion. However, there is no assurance that the Reincorporation will occur or that we will have a number of authorized shares of our Common Stock sufficient to consummate a mandatory conversion upon the occurrence of an Acquisition or a Qualified Acquisition. As a result some or all of the shares of Series B Preferred Stock may not convert into our Common Stock, in which case they would be redeemed on the Mandatory Redemption Date.

Our failure to consummate the Reincorporation by 180 days following the Issue Date will obligate us to offer to repurchase your Series B Preferred Stock; however, we may not have sufficient funds to make such a repurchase or we may not be permitted to do so under applicable law. See “—We may not have sufficient funds to redeem or repurchase the Series B Preferred Stock or pay dividends.” Also, even if you elect to have us repurchase your Series B Preferred Stock and such repurchase is made by us, you may be subject to reinvestment risk.

The Series B Preferred Stock and the shares of our Common Stock issuable upon mandatory conversion of the Series B Preferred Stock are subject to restrictions on transfer.

We are selling the Series B Preferred Stock under an exemption from registration requirements under applicable federal and state securities laws. Neither the Series B Preferred Stock nor the shares of our Common Stock issuable upon mandatory conversion of the Series B Preferred Stock have been registered under the Securities Act. By purchasing the Series B Preferred Stock, you will be deemed to have made certain acknowledgments, representations and agreements as set forth in “Transfer Restrictions.” Subject to certain conditions, we have agreed to use our reasonable efforts to file, within one year of the Issue Date, a shelf registration statement with the Securities and Exchange Commission (the “SEC”) for the resale of any shares of our Series B Preferred Stock to the extent such shares of Series B Preferred Stock are not freely tradable; however, we cannot predict when or if such shelf registration statements shall become effective, or if they become effective, whether they will remain effective. If we fail to file such shelf registration statements or fail to cause them to become effective we will incur no specified penalties. See “—The Series B Preferred Stock and the Common Stock issuable upon mandatory conversion thereof may not be registered for resale.”

In addition, subject to certain conditions, we have agreed to use our reasonable efforts to file, within six months of the Issue Date, a shelf registration statement with the SEC for the resale of any shares of our Common Stock issued upon mandatory conversion of the Series B Preferred Stock to the extent such shares of Common Stock are not freely tradable; however, we cannot predict when or if such shelf registration statement shall become effective, or if it becomes effective, whether they will remain effective. See “—The Series B Preferred Stock and the Common Stock issuable upon mandatory conversion thereof may not be registered for resale.” Accordingly, until the applicable shelf registration statement becomes effective, the shares of the Series B Preferred Stock and the shares of our Common Stock issuable upon mandatory conversion of the Series B Preferred Stock may only be offered or sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Due to the nature of our operations, the exemption under Rule 144 under the Securities Act may not be available for offers and sales of the Series B Preferred Stock or our Common Stock issuable upon mandatory conversion thereof.

The Washington Charter also contains significant restrictions on the transfer of our stock, including both the Series B Preferred Stock and our Common Stock. See “—Risks Related to Our Common Stock—Our stock is subject to transfer restrictions under our Articles.” The restrictions on transfer applicable to the Series B Preferred Stock and the shares of Common Stock issuable upon mandatory conversion of the Series B Preferred Stock may affect your ability to resell such securities or reduce the price you receive in doing so.

In addition, transferees will be deemed to have made certain representations regarding their status under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Series B Preferred Stock and the Common Stock issuable upon mandatory conversion thereof may not be registered for resale.

Subject to certain conditions, we have agreed to use reasonable efforts to file shelf registration statements for: (i) the registration of our Common Stock issuable upon mandatory conversion of the Series B Preferred Stock within 6 months of the Issue Date to the extent the shares of Common Stock are not freely tradable and (ii) the registration of our Series B Preferred Stock within one year of the Issue Date to the extent the shares of Series B Preferred Stock are not freely tradable. However, we cannot predict when or if such shelf registration statements shall become effective, or if they become effective, whether they will remain effective. As a result, you may never be able to sell the Series B Preferred Stock or the Common Stock issuable upon mandatory conversion thereof in a registered offering.

There is no public market for the Series B Preferred Stock.

The Series B Preferred Stock will be a new issue of securities for which there is currently no market and we do not intend to list the Series B Preferred Stock on any securities exchange. Although the initial purchasers currently intend to make a market in the Series B Preferred Stock, subject to the ownership limitations contained in the Articles, they are not obligated to do so and any market-making activities may be discontinued at any time without notice. Accordingly, there may not be development of or liquidity in any market for the Series B Preferred Stock. If a market for the Series B Preferred Stock were to develop, the Series B Preferred Stock could trade at prices that may be significantly higher or lower than the initial offering price depending upon many factors, including the price of our Common Stock, prevailing interest rates, our operating results and the markets for similar securities.

The price of our Common Stock, and therefore of the Series B Preferred Stock, may fluctuate significantly, which may make it difficult for you to resell the Series B Preferred Stock or Common Stock issuable upon mandatory conversion thereof when you want or at prices you find attractive.

The market price of our Common Stock has fluctuated significantly since we emerged from Bankruptcy. We expect that the market price of our Common Stock will continue to fluctuate. Because the Series B Preferred Stock is mandatorily convertible into shares of our Common Stock upon the consummation of an Acquisition or a Qualified Acquisition, volatility or depressed prices for our Common Stock could have a similar effect on the trading price of the Series B Preferred Stock. Holders who have received shares of our Common Stock upon mandatory conversion of their shares of Series B Preferred Stock will also be subject to the risk of volatility and depressed prices.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our Common Stock.

In addition, the market price of our Common Stock could also be affected by possible sales of our Common Stock by investors who view the Series B Preferred Stock as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our Common Stock. The hedging or arbitrage could, in turn, affect the trading price of the Series B Preferred Stock or any Common Stock that holders receive upon conversion of the Series B Preferred Stock.

The conversion price of the Series B Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series B Preferred Stock or the Common Stock issuable upon mandatory conversion of the Series B Preferred Stock.

The number of shares of our Common Stock that you are entitled to receive upon mandatory conversion of the Series B Preferred Stock is subject to adjustment for certain specified events, including, but not limited to, stock splits, stock recombination, or tender or exchange offers for Common Stock of WMIHC (which events are more limited than customary for convertible securities because the holders of Series B Preferred Stock participate in dividends on Common Stock on an as converted basis). However, other events, which may adversely affect the market price of our Common Stock, may not result in any adjustment, such as the issuance of Common Stock in an acquisition or for cash. Further, if any of these other events adversely affects the market price of our Common Stock, we expect it to also adversely affect the market price of our Series B Preferred Stock. In addition, the terms of our Series B Preferred Stock do not restrict our ability to offer Common Stock or securities convertible into Common Stock in the future or to engage in other transactions that could dilute our Common Stock. We have no obligation to consider the interests of the holders of our Series B Preferred Stock in engaging in any such offering or transaction.

We may issue additional series of preferred stock that rank equally to the Series B Preferred Stock as to dividend payments and liquidation preference.

Neither our Articles nor the certificate of designation for the Series B Preferred Stock prohibits us from issuing additional series of preferred stock that would rank equally to the Series B Preferred Stock as to dividend payments and liquidation preference. Our Articles provide that we have the authority to issue 5,000,000 shares of preferred stock, including the 600,000 shares of Series B Preferred Stock being offered for sale pursuant to the offering memorandum and the 1,000,000 shares of Series A Preferred Stock. The issuances of other series of preferred stock could have the effect of reducing the amounts available to the Series B Preferred Stock in the event of our liquidation, winding-up or dissolution. It may also reduce dividend payments on the Series B Preferred Stock if we do not have sufficient funds to pay dividends on all Series B Preferred Stock outstanding and outstanding parity preferred stock.

You will have limited rights with respect to the shares of our Common Stock issuable upon mandatory conversion of your Series B Preferred Stock until your Series B Preferred Stock is converted, but you may be adversely affected by certain changes made with respect to our Common Stock.

You will have limited rights with respect to the shares of our Common Stock issuable upon mandatory conversion of your Series B Preferred Stock, including rights to respond to Common Stock tender offers, if any, prior to the issuance of shares of Common Stock upon mandatory conversion, if any, but your investment in our Series B Preferred Stock may be negatively affected by these events. Upon mandatory conversion, you will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the relevant record date occurs on or after the applicable mandatory conversion date.

Future issuances of preferred stock may adversely affect the market price for our Common Stock.

Additional issuances and sales of preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our Common Stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

We may not have sufficient earnings and profits in order for dividends on the Series B Preferred Stock to be treated as dividends for U.S. federal income tax purposes.

The dividends payable by us on the Series B Preferred Stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. If that occurs, it will result in the amount of the dividends that exceed such earnings and profits being treated for U.S. federal income tax purposes first as a return of capital to the extent of the holder’s adjusted tax basis in the Series B Preferred Stock, and the excess, if any, over such adjusted tax basis as capital gain. Such treatment will generally be unfavorable for corporate holders and may also be unfavorable to certain other holders.

You may be subject to tax if we make or fail to make certain adjustments to the conversion price of the Series B Preferred Stock even though you do not receive a corresponding cash distribution.

The conversion price of the Series B Preferred Stock is subject to adjustment in certain circumstances. If the conversion price is adjusted as a result of a distribution that is taxable to our common shareholders, you may be deemed to have received a dividend subject to U.S. federal income tax to the extent of our current and accumulated earnings and profits without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion price after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If you are a non-U.S. holder, any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the Series B Preferred Stock. A non-U.S. holder is a beneficial owner of Series B Preferred Stock or Common Stock received in respect thereof (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) and that is not a U.S. holder.

Risks Related to Our Common Stock

Our stock is subject to transfer restrictions under our Articles.

Our Articles contain significant restrictions on the transfer of our stock (including any other instruments treated as stock for purposes of Section 382). These court-approved transfer restrictions have been adopted in order to minimize the likelihood that we will be deemed to have an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) that could limit our ability to utilize significant net operating loss (“NOL”) carry forwards under and in accordance with the Code and regulations promulgated by the Internal Revenue Service (the “IRS”). In particular, without the approval of our Board, (i) no person or group of persons treated as a single entity under Treasury Regulation Section 1.382-3 will be permitted to acquire, whether directly or indirectly, and whether in one transaction or a series of related transactions, any of our stock or any other instrument treated as stock for purposes of Section 382, to the extent that after giving effect to such purported acquisition (a) the purported acquirer or any other person by reason of the purported acquirer’s acquisition would become a Substantial Holder, or (b) the percentage stock ownership of a person that, prior to giving effect to the purported acquisition, is already a Substantial Holder would be increased; and (ii) no Substantial Holder may dispose, directly or indirectly, of any class of our stock or any other instrument treated as stock for purposes of Section 382.

WMIHC’s Common Stock is currently trading over-the-counter on the OTCQB electronic quotation system without the support of WMIHC and caution is advised.

Our Common Stock is not currently listed on an exchange or a national market. Our Common Stock currently trades over-the-counter on OTCQB on an unsolicited quote basis, meaning that all prices reflect unsolicited customer orders. Investors are cautioned that no firm is making a market in our stock and investors may have a difficult time selling our stock. We have not taken any steps or actions to list or otherwise facilitate any trading in our Common Stock. We have no control over the trading of our securities on the OTCQB or otherwise, except for the restrictions on transfers contained in our Articles. Although we must use our reasonable efforts to list our Common Stock on a national securities exchange after becoming eligible to do so and upon approval of the Board, there can be no assurance that we will meet eligibility standards for listing or otherwise be able to list our Common Stock on a timely basis or at all.

Although WMIHC’s Common Stock is currently quoted on the OTCQB, if we do not meet or comply with the recent rule changes to the OTCQB our shares may be delisted from the OTCQB and would likely be traded on the OTC Pink (aka the Pink Sheets).

Although WMIHC’s Common Stock is currently quoted on the OTCQB, effective as of May 1, 2014, the OTC Markets Group, Inc. changed its rules for OTCQB eligibility. To be eligible for OTCQB, companies will be required to:

•	meet a minimum bid price test of $0.01. Securities that do not meet the minimum bid price test will be downgraded to OTC Pink;

•	submit an application to OTCQB and pay an application and annual fee; and

•	submit an OTCQB Annual Certification confirming the Company Profile displayed on www.otcmarkets.com is current and complete and providing additional information on officers, directors, and controlling shareholders.

Management has not yet determined whether it will submit the required application and pay the associated fees to remain quoted on the OTCQB. In the event we do not submit an application and pay those fees our Common Stock will likely be downgraded to the OTC Pink, which could adversely affect the market liquidity of our Common Stock.

We may be unable to list WMIHC’s Common Stock on a national securities exchange, which could limit investors’ ability to make transactions in its Common Stock and subject us to trading restrictions.

Although we will use our reasonable efforts to list our Common Stock on a national securities exchange after becoming eligible to do so and upon approval of our Board, there can be no assurance of whether or at what time such listing will occur. In order to list WMIHC’s Common Stock on a national securities exchange, we will be required to demonstrate compliance with initial listing requirements, including certain financial, distribution and stock price levels. We cannot assure you that we will be able to meet those initial listing requirements.

If we are not able to list WMIHC’s Common Stock on a national securities exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for WMIHC’s Common Stock;

•	reduced liquidity for WMIHC’s Common Stock;

•	a determination that WMIHC’s Common Stock is a “penny stock” which will require brokers trading in WMIHC’s Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for WMIHC’s Common Stock;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

We may need to sell additional shares of WMIHC’s Common Stock or other securities in the future to meet WMIHC’s capital requirements. In such circumstances, the ownership interests of WMIHC’s shareholders prior to such sale could be substantially diluted.

WMIHC has 500,000,000 shares of Common Stock and 5,000,000 shares of preferred stock authorized for issuance. As of September 30, 2014, WMIHC had 202,343,245 shares of its Common Stock issued and outstanding. The possibility of dilution posed by shares available for future sale could reduce the market price of WMIHC’s Common Stock and could make it more difficult for WMIHC to raise funds through equity offerings in the future.

In connection with the KKR Transaction, 1,000,000 shares of Series A Preferred Stock, and Warrants to purchase 61,400,000 shares of WMIHC’s Common Stock were issued effective January 30, 2014. “KKR Transaction” means, collectively, (i) the Note Purchase Agreement, (ii) an investment agreement, dated as of January 30, 2014 (the “Investment Agreement”), with KKR Fund and, for limited purposes, KKR Management and (iii) an investor rights agreement, dated as of January 30, 2014 (the “Investor Rights Agreement”).

Risks Related to WMIHC’s Business

WMIHC and its subsidiaries have limited operations; WMIHC is a holding company, and its only material assets are its equity interests in its operating subsidiary and its other investments, and WMIHC’s principal source of revenue and cash flow will be distributions and certain payments from our wholly-owned subsidiary, WMMRC, which is operating in runoff mode and is subject to restrictions from paying us dividends.

As a holding company, our only material assets are our cash on hand, the equity interests in our subsidiaries (WMMRC and WMI Investment Corp. (“WMIIC”)) and other investments. As of the Effective Date, WMIHC had no operations other than WMMRC’s legacy reinsurance business with respect to mortgage insurance which is being operated in runoff mode. WMMRC has not written any new business since September 26, 2008 (the “Petition Date”). As of September 30, 2014, excluding restricted cash and assets held in trust, we had approximately $87.7 million in cash, cash equivalents, and investments, which includes $9.4 million held by our wholly-owned subsidiary, WMMRC; WMIIC holds no assets and generates no revenues. For the foreseeable future, our principal source of revenue and cash will be investment income from our investment portfolio, if any, use of cash and cash equivalents, distributions from our operating subsidiary, if any, and certain payments made to us by WMMRC pursuant to the Administrative Services Agreement, dated as of March 19, 2012, between WMIHC and WMMRC (the “Administrative Services Agreement”) and Investment Management Agreement, dated as of March 19, 2012, between WMIHC and WMMRC (the “Investment Management Agreement”). WMMRC is limited by contract from making distributions to WMIHC until WMIHC’s 13% Senior First Lien Notes due 2030 (the “First Lien

Notes”) and 13% Senior Second Lien Notes due 2030 (the “Second Lien Notes” and, together with the First Lien Notes, the “Runoff Notes”) are paid in full and is limited by insurance law from making distributions to us unless prior approval is obtained from the Insurance Commissioner of the State of Hawaii. Thus, our ability to service our debt, finance acquisitions and pay dividends to our shareholders in the future is dependent on the ability of our operating subsidiary to generate sufficient net income and cash flows to make upstream cash distributions to us. Our subsidiaries are and will be separate legal entities, and although they may be wholly-owned or controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends, distributions or otherwise except for distributions of Runoff Proceeds (as defined in the Indentures governing the Runoff Notes) to pay the note holders under the Indenture. The ability of our operating subsidiary to distribute cash to us will also be subject to, among other things, restrictions that are contained in our Indentures, availability of sufficient funds and applicable state laws and regulatory restrictions. Claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and shareholders. To the extent the ability of our operating subsidiary to distribute dividends or other payments to us could be limited in any way, this could materially limit our ability to grow, pursue business opportunities or make acquisitions that could be beneficial to our businesses, otherwise fund and conduct our business or fund dividends, redemptions or repurchases of the Series B Preferred Stock.

WMIHC, together with its subsidiaries, may not be able to fully utilize our NOL and other tax carry forwards.

As of December 31, 2012, WMIHC and its subsidiaries had U.S. federal NOLs of approximately $7.54 billion, of which approximately $5.97 billion was allocated to that portion of 2012 after the ownership change described in the offering memorandum that, if unused, will begin to expire in 2029. We have determined that, as of December 31, 2013, WMIHC and its subsidiaries had NOLs not subject to limitation under Section 382 of the Code of approximately $5.96 billion. Both WMIHC and WMMRC have caused a 100% valuation allowance to be recorded against the deferred tax assets.

On the Effective Date, we believe that WMIHC and its subsidiaries experienced an “ownership change” within the meaning of Sections 382 and 383 of the Code. An ownership change is generally defined as a more than 50 percentage point increase in equity ownership by “5-percent shareholders” (as that term is defined for purposes of Sections 382 and 383 of the Code) in any three-year period or since the last ownership change if such prior ownership change occurred within the prior three-year period. As a result of the ownership change on the Effective Date, the limitations on the use of pre-change losses and other carry forward tax attributes in Sections 382 and 383 of the Code apply and WMIHC and its subsidiaries will only be able to utilize a small portion of their NOL carry forwards from the years prior to 2012 and the portion of the NOL for 2012 allocable to the portion of the year prior to March 20, 2012. The utilization of the NOL for 2012 allocable to the portion of the year after the Effective Date and the NOLs from subsequent years should not be affected by the ownership change on the Effective Date.

The ability of WMIHC and its subsidiaries, and any future subsidiary (including a subsidiary acquired in a Qualified Acquisition), to utilize their NOLs and other tax carry forwards to reduce taxable income in future years may be limited for various reasons, including if projected future taxable income is insufficient to recognize the full benefit of such NOL carry forwards prior to their expiration and/or the IRS challenges that a transaction or transactions were concluded with the principal purpose of sheltering future tax liabilities. There can be no assurance that we will have sufficient taxable income or that the IRS will not challenge the use of the NOLs in later years to enable the Company to use the NOLs before they expire. Additionally, the ability of WMIHC and its subsidiaries (and any future subsidiary) to fully use these tax assets could also be adversely affected if the respective companies were deemed to have another “ownership change” within the meaning of Sections 382 and 383 of the Code. Although we have certain transfer restrictions in place under our Articles (as described below), our Board could issue additional shares of stock or permit future ownership changes and conversions or redemptions of our stock and, which, depending on their magnitude, could result in ownership changes that would trigger the imposition of additional limitations on the utilization of our NOLs under Sections 382 and 383 of the Code. Accordingly, there can be no assurance that, in the future, WMIHC and/or its subsidiaries (and any future subsidiary) will be able to utilize its NOLs or not experience additional limitations on utilizing the tax benefits of their NOLs and other tax carry forwards. Such limitations could have a material adverse effect on WMIHC and/or its subsidiaries’ results of operations, cash flows or financial condition.

In an attempt to minimize the likelihood of an additional ownership change occurring, our Articles contain transfer restrictions limiting the acquisition (and disposition) of our stock or any other instrument treated as stock for purposes of Section 382 by persons or group of persons treated as a single entity under Treasury Regulation Section 1.382-3 owning (actually or constructively), or who would own as a result of the transaction, 4.75 percent of the total value of our stock (including any other interests treated as stock for purposes of Section 382). Nevertheless, it is possible that we could undergo an additional ownership change, either by events within or outside of the control of our Board, e.g., indirect changes in the ownership of persons owning 5 percent of our stock. Also, in the event that the Second Lien Notes are recharacterized as equity, transfers of such notes might be taken into account for purposes of Section 382 of the Code. Moreover, approximately

2.9 million shares of our Common Stock are held in escrow in the Disputed Equity Escrow (as defined in Washington Mutual, Inc.’s and WMIIC’s Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code). A subsequent release or transfer of the stock potentially could result in an ownership change of WMIHC at that time. In the event of a subsequent ownership change, all or part of the NOLs from 2012 and subsequent years that were previously unlimited could also become subject to an annual limitation.

The IRS could challenge the amount, timing and/or use of our NOL carry forwards.

The amount of our NOL carry forwards has not been audited or otherwise validated by the IRS. Among other things, the IRS could challenge whether an ownership change occurred on the Effective Date, as well as the amount, the timing and/or our use of our NOLs. Any such challenge, if successful, could significantly limit our ability to utilize a portion or all of our NOL carry forwards. In addition, calculating whether an ownership change has occurred within the meaning of Section 382 of the Code is subject to inherent uncertainty, both because of the complexity of applying Section 382 of the Code and because of limitations on a publicly-traded company’s knowledge as to the ownership of, and transactions in, its securities. Therefore, the calculation of the amount of our utilizable NOL carry forwards could be changed as a result of a successful challenge by the IRS or as a result of new information about the ownership of, and transactions in, our securities.

Possible changes in legislation could negatively affect our ability to use the tax benefits associated with our NOL carry forwards.

The rules relating to U.S. federal income taxation are constantly under review by persons involved in the legislative and administrative rulemaking processes, by the IRS and by the United States Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Future revisions in U.S. federal tax laws and interpretations thereof could adversely impair our ability to use some or all of the tax benefits associated with our NOL carry forwards.

If we are unable to make acquisitions or there are delays in finding suitable acquisition targets, WMIHC will likely never achieve sustained profitability, which would adversely affect the value of the Company.

Our ability to successfully execute an acquisition strategy will impact our ability to achieve profitability and grow our business. There can be no assurances that we will be successful in this endeavor. We may need additional capital to complete an acquisition, but there can be no assurances that we will be able to raise sufficient additional capital. WMIHC’s inability to make acquisitions may impair WMIHC’s ability to be profitable. WMIHC may not be able to achieve profitability on a quarterly or annual basis. There may be a substantial period of time before we are able to invest and make suitable acquisitions. Delays we encounter in the selection, acquisition and/or development of targets could adversely affect the value of the Company.

Our Board may change our investment strategy without shareholder approval, which could alter the nature of your investment.

Our Board is developing and reviewing its strategic and investment strategy for the Company and determining what is in the best interest of our shareholders. This strategy may change over time. The methods of implementing our strategy may vary, as trends emerge and new investment opportunities develop. Our strategy, the methods for its implementation, and our other objectives, may be altered by our Board without the approval of our shareholders. As a result, the nature of your investment could change without your consent.

Future acquisitions or business opportunities could involve unknown risks that could harm our business and adversely affect our financial condition.

We are a holding company that holds all of the equity interests of WMMRC and WMIIC. In the future we intend to acquire other businesses or make other acquisitions that may involve unknown risks, some of which will be particular to the industry in which the business or acquisition targets operate. Although we intend to conduct business, financial and legal due diligence in connection with the evaluation of future business or acquisition opportunities, there can be no assurance our due diligence investigations will identify every matter that could have a material adverse effect on us. The realization of any unknown risks could prevent or limit us from realizing the projected benefits of the businesses or acquisitions, which could adversely affect our financial condition and liquidity. In addition, our financial condition, results of operations and the ability to service our debt will be subject to the specific risks applicable to any business or company we acquire.

Affiliates of KKR own a substantial amount of equity interests in us, and have other substantial interests in us and agreements with us, and may have conflicts of interest with us or the holders of the Series B Preferred Stock.

Prior to the Offering, affiliates of KKR hold approximately 26.1% of our Common Stock (after giving effect to the exercise of outstanding Warrants and the conversion of the Series A Preferred Stock). In addition, affiliates of KKR have committed to purchase $200 million in liquidation preference of the Series B Preferred Stock offered hereby. Affiliates of KKR have also entered into the Note Purchase Agreement, the Investment Agreement and the Investor Rights Agreement with us, providing for the commitment to issue the Subordinated Notes, the Warrants and granting such affiliates of KKR certain rights with respect to our future equity issuances and allowing KKR to designate one member of our Board. In connection with the Reincorporation, two designees of KKR will join our Board. Prior to or simultaneously with the Issue Date, the parties to the Note Purchase Agreement will execute an amendment to the Note Purchase Agreement that will have the effect of terminating the Note Purchase Agreement immediately following the consummation of the Reincorporation.

As a result, affiliates of KKR may have substantial influence over our decisions to enter into any corporate transaction and may have the ability to prevent any transaction that requires the approval of shareholders regardless of whether holders of the Series B Preferred Stock believe that any such transactions are in their own best interests. For example, affiliates of KKR could potentially cause us to refrain from making acquisitions in a manner that is not in the best interests of holders of the Series B Preferred Stock. KKR will not provide oversight of or have control over or be involved with the investment activities or other operations of the Company.

Neither KKR nor its anticipated director appointees are required to present us with investment opportunities and may pursue them separately or otherwise compete with us.

Neither KKR nor its anticipated directors appointees are obligated to present us with investment opportunities. Moreover, each of KKR, our officers and our directors presently has, and any of them in the future may have, additional fiduciary or contractual obligations to another entity pursuant to which KKR, such officer or such director is required to present an acquisition opportunity to such entity. Accordingly, if any of KKR, our officers or our directors becomes aware of an acquisition opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, it, he or she will honor its, his or her fiduciary or contractual obligations to present such acquisition opportunity to such other entity, and only present it to us if such entity rejects the opportunity. After the Reincorporation, our Articles will provide that we renounce our interest or expectancy in any corporate opportunity in which KKR or its anticipated director appointees seek to participate unless such opportunity (i) was first presented to KKR’s anticipated director appointees solely in their capacity as directors of WMIHC or (ii) is identified by KKR or its anticipated director appointees solely through the disclosure of information by or on behalf of us. We will not be prohibited from pursuing an investment opportunity with respect to which we have renounced our interest or expectancy.

Additionally, KKR is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or that compete with us for acquisitions. KKR may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. In addition, KKR’s interest in its portfolio companies could impact our ability to pursue acquisition opportunities. The holders of the Series B Preferred Stock should consider that the interests of KKR may differ from their interests in material respects.

KKR is not our investment advisor and owes no fiduciary duty to us or to holders of our Common Stock or Series B Preferred Stock.

KKR is not our investment adviser and otherwise has no advisory, fiduciary or similar relationship with us or with holders of our Common Stock or Series B Preferred Stock. KKR is not our sponsor, and the Company is not an investment product offered by KKR. KKR is not making any recommendation to any prospective investor about whether to invest in the Company. KKR has no obligations (contractual, fiduciary or otherwise) to us, disclaims having any liability for our performance, investments or activities, and will not be responsible for any action or inaction of our management. Furthermore, KKR is entitled to an indemnification relating to the Offering.

WMIHC’s senior credit facility will not be available following the Issue Date.

WMIHC has a senior secured multi-draw term loan with an aggregate original principal amount not to exceed $125.0 million, subject to certain terms and conditions set forth in the Financing Agreement (the “Financing Agreement”), dated as of March 19, 2012, by and among WMIHC, WMIIC, the lenders party thereto (each a “Lender” and collectively, the “Lenders”) and U.S. Bank National Association, a national banking association, as administrative agent for the Lenders.

WMIHC has not drawn on the Financing Agreement. Prior to or within six business days after the Issue Date, the Financing Agreement will be terminated or WMIHC will have permanently reduced the amount of loan commitment available thereunder to zero, and in either event, WMIHC will no longer have access to these funds. We may need additional capital and/or debt to complete an acquisition, but there can be no assurances that we will be able to raise sufficient additional capital or obtain sufficient debt financing.

The Note Purchase Agreement will terminate immediately following the consummation of the Reincorporation.

Pursuant to the Note Purchase Agreement, WMIHC may, at its election, issue up to $150 million aggregate principal amount (at issuance) of Subordinated Notes to KKR Management, on one or more occasions until January 30, 2017, subject to certain terms and conditions. WMIHC has not issued any Subordinated Notes to KKR Management under the Note Purchase Agreement.

Prior to or simultaneously with the Issue Date, the parties to the Note Purchase Agreement will execute an amendment to the Note Purchase Agreement that will have the effect of terminating the Note Purchase Agreement immediately following the consummation of the Reincorporation, in which case WMIHC will no longer have access to this funding arrangement. We may need additional capital to complete an acquisition, but there can be no assurances that we will be able to raise sufficient additional capital. The amendment to the Note Purchase Agreement will also waive any and all defaults, events of default and rights to terminate the Note Purchase Agreement arising as a result of the Offering and will permit the performance of, and compliance with, all of the terms of the Series B Preferred Stock. Unless and until the Reincorporation is consummated, the Note Purchase Agreement will remain in effect, subject to its terms as amended by the amendment.

Because our historical consolidated financial statements reflect fresh start reporting adjustments following emergence from bankruptcy, as well as effects of the transactions contemplated by the Bankruptcy Plan, financial information in our future financial statements will not be comparable to WMI’s financial information prior to our emergence from bankruptcy.

Following emergence from Chapter 11, we adopted fresh start reporting in accordance with ASC 852 (Reorganizations) (“ASC 852”), pursuant to which the reorganization value of the entity was assigned to the entity’s assets and liabilities in conformity with the procedures specified by ASC 805 (Business Combinations), which requires that the entity measure the identifiable assets and liabilities at their acquisition-date fair values. Adopting fresh start reporting resulted in a new reporting entity with no beginning retained earnings or deficit. In addition to the adoption of fresh start reporting, our post-emergence consolidated financial statements reflect effects of the transactions contemplated by the Bankruptcy Plan. Thus, our future balance sheets and results of operations may not be entirely comparable in certain respects to balance sheets and consolidated statements of operations data for periods prior to the adoption of fresh start reporting and prior to accounting for the effects of the reorganization. Our historical financial information may not be indicative of future financial information.

The nature of certain of our assets is volatile and their value may fluctuate or change over short periods of time.

As of September 30, 2014, we had $153.8 million cash and other securities, of which approximately $78.3 million was held directly by WMIHC and approximately $75.5 million was held by WMMRC. Under most circumstances, WMMRC’s cash will not be available for use by WMIHC. Investing in securities other than United States government investments will likely result in a higher risk of loss to us, particularly in light of uncertain domestic and global political, credit and financial market conditions. We value these securities for various purposes based on a number of factors, including, without limitation, third-party independent valuations. Because valuations, and particularly valuations of securities of private securities and illiquid securities, are inherently uncertain, such valuations may fluctuate significantly over short periods of time and may differ materially from the values that would have been obtained if an active market existed for these securities.

Transfer Restrictions

The shares of Series B Preferred Stock and the Common Stock issuable upon mandatory conversion of the Series B Preferred Stock are subject to restrictions on transfer as summarized below, in addition to restrictions on transfer set forth in the Articles. By purchasing shares of Series B Preferred Stock, purchasers will be deemed to have made the following acknowledgments, representations to and agreements with the Company and the Initial Purchasers:

(1) Each purchaser acknowledges that:

•	the shares of Series B Preferred Stock and the Common Stock issuable upon mandatory conversion of the Series B Preferred Stock have not been registered under the Securities Act or any other securities laws and are being offered for resale in transactions that do not require registration under the Securities Act or any other securities laws; and

•	unless so registered, the shares of Series B Preferred Stock and the Common Stock issuable upon mandatory conversion of the Series B Preferred Stock may not be offered, sold or otherwise transferred except under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or any other applicable securities laws, and in each case in compliance with the conditions for transfer set forth in paragraph 5 below.

(2) Each purchaser acknowledges that the offering memorandum relates to an offering that is exempt from registration under the Securities Act and may not comply in important respects with SEC rules that would apply to an offering document relating to a public offering of securities.

(3) Each purchaser represents that it is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) and is purchasing shares of Series B Preferred Stock for its own account or for the account of another qualified institutional buyer, and it is aware that the Initial Purchasers are selling the shares of Series B Preferred Stock to it in reliance on Rule 144A.

(4) Each purchaser acknowledges that neither the Company nor the Initial Purchasers nor any person representing the Company or the Initial Purchasers have made any representation to such purchaser with respect to the Company or the offering of the shares of Series B Preferred Stock, other than the information contained in the offering memorandum. Accordingly, purchasers acknowledge that no representation or warranty is made by the Initial Purchasers as to the accuracy or completeness of such materials. Each purchaser represents that it is relying only on the offering memorandum in making its investment decision with respect to the Series B Preferred Stock. Each purchaser agrees that it has had access to such financial and other information concerning the Company, the Series B Preferred Stock and the Common Stock issuable upon mandatory conversion of the Series B Preferred Stock as it has deemed necessary in connection with its decision to purchase Series B Preferred Stock, including an opportunity to ask questions of and request information from the Company.

(5) Each purchaser represents that it is purchasing shares of Series B Preferred Stock for its own account, or for one or more investor accounts for which it is acting as a fiduciary or agent, in each case not with a view to, or for offer or sale in connection with, any distribution of the Series B Preferred Stock or the Common Stock issuable upon mandatory conversion of the Series B Preferred Stock in violation of the Securities Act, subject to any requirement of law that the disposition of such purchaser’s property or the property of that investor account or accounts be at all times within such purchaser’s or their control and subject to its or their ability to resell the Series B Preferred Stock and the Common Stock issuable upon mandatory conversion of the Series B Preferred Stock pursuant to Rule 144A or any other available exemption from registration under the Securities Act. Each purchaser agrees on its own behalf and on behalf of any investor account for which it is purchasing Series B Preferred Stock, and each subsequent holder of the Series B Preferred Stock or the Common Stock issuable upon mandatory conversion of the Series B Preferred Stock by its acceptance of the Series B Preferred Stock or the Common Stock issuable upon mandatory conversion of the Series B Preferred Stock will be deemed to have agreed, that the Series B Preferred Stock and the Common Stock issuable upon mandatory conversion of the Series B Preferred Stock may be offered, sold or otherwise transferred only:

(a)	to the Company or any of its subsidiaries;

(b)	under a registration statement that has been declared effective under the Securities Act;

(c)	for so long as the shares of Series B Preferred Stock and the Common Stock issuable upon mandatory conversion of the Series B Preferred Stock are eligible for resale under Rule 144A, to a person the seller reasonably believes is a qualified institutional buyer that is purchasing for its own account or for the account of another qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A; or

(d)	under any other available exemption from the registration requirements of the Securities Act,

subject in each of the above cases to any requirement of law that the disposition of the seller’s property or the property of an investor account or accounts be at all times within the seller’s or account’s control and to compliance with any applicable state securities laws.

(6) Each purchaser also acknowledges that:

•	the above restrictions on resale will apply from the Issue Date and, due to the nature of the Company’s operations, the exemption under Rule 144 under the Securities Act may not be available for offers and sales of the Series B Preferred Stock or the Company’s Common Stock issuable upon mandatory conversion thereof;

•	the Company and the transfer agent reserve the right to require in connection with any offer, sale or other transfer of Series B Preferred Stock or the Common Stock issuable upon mandatory conversion of the Series B Preferred Stock under clause (d) above the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the transfer agent; and

•	each share of Series B Preferred Stock and, with appropriate modifications, each share of Common Stock issuable upon mandatory conversion of the Series B Preferred Stock will contain a legend substantially to the following effect:

THE SHARES OF SERIES B PREFERRED STOCK REPRESENTED HEREBY AND THE SHARES OF COMMON STOCK ISSUABLE UPON MANDATORY CONVERSION OF SUCH SHARES (COLLECTIVELY, THIS “SECURITY”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED,

PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT NO PORTION OF THE ASSETS USED BY THE HOLDER TO ACQUIRE OR HOLD ANY INTEREST IN THIS SECURITY CONSTITUTES OR WILL CONSTITUTE THE ASSETS OF ANY (A) EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (B) PLAN DESCRIBED IN AND SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (EACH SUCH EMPLOYEE BENEFIT PLAN AND PLAN DESCRIBED IN CLAUSES (A) AND (B) REFERRED TO AS AN “ERISA PLAN”), (C) PLAN, ACCOUNT OR OTHER ARRANGEMENT SUBJECT TO PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF TITLE I OF ERISA OR SECTION 4975 OF THE CODE THAT COULD CAUSE THE UNDERLYING ASSETS OF THE ISSUER TO BE TREATED AS ASSETS OF SUCH PLAN, ACCOUNT OR ARRANGEMENT (A “SIMILAR LAW PLAN”) OR (D) ENTITY WHOSE UNDERLYING ASSETS ARE DEEMED TO INCLUDE “PLAN ASSETS” OF ANY SUCH ERISA PLAN OR SIMILAR LAW PLAN PURSUANT TO SECTION 3(42) OF ERISA AND ANY REGULATIONS THAT MAY BE PROMULGATED THEREUNDER OR OTHERWISE.

(7) Each purchaser represents and warrants that no portion of the assets used by it to acquire or hold any Series B Preferred Stock and, until such time as the Transfer Restrictions discussed herein, the Common Stock issuable upon conversion of the Series B Preferred Stock, constitute or will constitute the assets of any (a) employee benefit plan subject to Title I of ERISA, (b) plan described in and subject to Section 4975 of the Code, (each such employee benefit plan and plan described in clauses (a) and (b) referred to as an “ERISA Plan”), (c) plan, account or other arrangement subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code that could cause the underlying assets of the Issuer to be treated as assets of such plan, account or arrangement (a “Similar Law Plan”) or (d) entity whose underlying assets are deemed to include “plan assets” of any such ERISA Plan or Similar Law Plan pursuant to Section 3(42) of ERISA and any regulations that may be promulgated thereunder or otherwise.

(8) Each purchaser represents and warrants that: (i) it is not part of a group of persons who have a formal or informal understanding among themselves to make a coordinated acquisition or disposition of the Series B Preferred Stock or any other stock of the Company (including any other instruments treated as stock for purposes of Section 382) if such group will be treated as owning in the aggregate 4.75% or more of the total value of the Company’s stock (including any other instrument treated as stock for purposes of Section 382); and (ii) it is not treated under Treasury Regulation Section 1.382-2T(g), (h) (without regard to the rule that treats stock of an entity as to which the constructive ownership rules apply as no longer owned by that entity), (j) and (k), and Treasury Regulation Section 1.382-4 as the indirect or constructive owner of any other stock (including any other instrument treated as stock for purposes of Section 382) of the Company if such indirect or constructive ownership would cause such holder to be treated as owning 4.75% or more of the total value of the Company’s stock (including any other instrument treated as stock for purposes of Section 382).

(9) Each purchaser acknowledges that the Company, the Initial Purchasers and others will rely upon the truth and accuracy of the above acknowledgments, representations and agreements. Each purchaser agrees that if any of the acknowledgments, representations or agreements it is deemed to have made by its purchase of Series B Preferred Stock is no longer accurate, it will promptly notify the Company and the Initial Purchasers. If such purchaser is purchasing any shares of Series B Preferred Stock as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each of those accounts and that it has full power to make the above acknowledgments, representations and agreements on behalf of each account.

Item 8.01	Other Events

On December 19, 2014, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are furnished as part of this Current Report on Form 8-K.

Number	Exhibit

10.1	Purchase Agreement, dated December 19, 2014, by and among WMI Holdings Corp., Citigroup Global Markets Inc., and KKR Capital Markets LLC

10.2	Amendment and Waiver to Note Purchase Agreement, dated December 19, 2014, by and among WMI Holdings Corp., the guarantors party thereto, and KKR Management Holdings L.P.

10.3	Voting Agreement and Proxy, dated December 19, 2014, by and between WMI Holdings Corp. and KKR Fund Holdings L.P.

10.4	Letter Agreement, dated December 19, 2014, by and among WMI Holdings Corp., KKR Fund Holdings L.P., and KKR Management Holdings L.P.

99.1	Press Release, dated December 19, 2014

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K and the exhibits contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this report that address activities, events, conditions or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business and these statements are not guarantees of future performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements may include the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “strategy,” “future,” “opportunity,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Some of these risks are identified and discussed under “Risk Factors” in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and we do not undertake to update any forward-looking statement, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMI HOLDINGS CORP.

Date: December 19, 2014	By:	/s/ Charles Edward Smith
Name: Charles Edward Smith
Title: Interim CEO & Secretary

Exhibit Index

Number	Exhibit

10.1	Purchase Agreement, dated December 19, 2014, by and among WMI Holdings Corp., Citigroup Global Markets Inc., and KKR Capital Markets LLC

10.2	Amendment and Waiver to Note Purchase Agreement, dated December 19, 2014, by and among WMI Holdings Corp., the guarantors party thereto, and KKR Management Holdings L.P.

10.3	Voting Agreement and Proxy, dated December19, 2014, by and between WMI Holdings Corp. and KKR Fund Holdings L.P.

10.4	Letter Agreement, dated December 19, 2014, by and among WMI Holdings Corp., KKR Fund Holdings L.P., and KKR Management Holdings L.P.

99.1	Press Release, dated December 19, 2014